Exhibit 10.38

Summary of Unwritten Compensation Arrangements
Applicable to Named Executive Officers of Overstock.com, Inc.

The Compensation Committee (the “Committee”) of the Board of Directors of Overstock.com, Inc. (the “Company”) oversees and reviews the Company’s executive compensation policies and programs and approves the form and amount of compensation to be paid to the Company’s executive officers.

Annual Compensation—Base salaries and bonuses

The Company is not a party to any written employment agreement with any of its named executive officers.

The Company pays each of its named executive officers (as defined in Item 402(a)(3) of Regulation S-K), other than its President and chief executive officer, base salaries at the annual rate of $100,000. The Company does not pay its President and chief executive officer, Patrick M. Byrne, any base salary.

On January 23, 2006, the Committee approved bonus payments to the named executive officers as a result of the officers’ performance in 2005 as follows:

Name and Title	Bonus

Stephen Tryon, Senior Vice President	$250,000

Jonathan E. Johnson III, Senior Vice President, Corporate Affairs and Legal	$250,000

David Chidester, Senior Vice President, Finance	$250,000

Russell (Tad) Martin, Senior Vice President of Merchandising and Operations	$250,000

Kamille Twomey, Senior Vice President, Marketing	$250,000

Stormy Simon, Senior Vice President, BMV and Off-Line Advertising	$250,000

The President of the Company, Dr. Patrick M. Byrne, is a named executive officer, but declined to accept any bonus payment relating to 2005.

The Compensation Committee did not take any action with respect to the 2006 base salaries of any of the named executive officers.  The Company intends to continue to pay base salaries to its named executive officers at their respective 2005 base salary rates, subject to changes, if any, approved by the Compensation Committee.

On January 23, 2006 the Board and Compensation Committee also adopted the Overstock.com Performance Share Plan and approved grants to executive officers of the Company, including the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of the Company, as follows:

Name and Title	Number of Performance Shares Granted

Patrick Byrne, President	—

Stephen Tryon, Senior Vice President	10,000

Jonathan E. Johnson III, Senior Vice President, Corporate Affairs and Legal	14,000

David Chidester, Senior Vice President, Finance	10,000

Russell (Tad) Martin, Senior Vice President of Merchandising and Operations	10,000

Kamille Twomey, Senior Vice President, Marketing	15,000

Stormy Simon, Senior Vice President, BMV and Off-Line Advertising	15,000

Long Term Incentive Awards—Stock option awards

The Company maintains its 2005 Equity Incentive Plan, under which the Committee and the Board have the power to grant options and other awards to employees, including the named executive officers. No options or other awards were been made during 2005 to any named executive officer except as set forth below, and no plan or arrangement exists at March 10, 2006 regarding future grants to any named executive officer. During 2005, option grants were made to the persons who are now named executive officers of the Company as follows:

Name and Title	Number of Options Granted

Patrick Byrne, President	—

Stephen Tryon, Senior Vice President	—

Jonathan E. Johnson III, Senior Vice President, Corporate Affairs and Legal	—

David Chidester, Senior Vice President, Finance	—

Russell (Tad) Martin, Senior Vice President of Merchandising and Operations	—

Kamille Twomey, Senior Vice President, Marketing	10,000

Stormy Simon, Senior Vice President, BMV and Off-Line Advertising	10,000

All of the stock options granted have an exercise price per share of $58.30, which was the last sales price of the Company’s common stock on the Nasdaq National Market System on the date of grant.